UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Magenta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-0724163
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

300 Technology Square, 8th Floor Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this Form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 to Form 8-A/A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission on March 31, 2023.

Item 1. Description of Registrant’s Securities to be Registered.

Addition of Exceptions for Merger Agreement

On May 2, 2023, the Board of Directors of Magenta Therapeutics, Inc. (the “Company”) adopted Amendment No. 1 to the Stockholder Rights Agreement (the “Amendment”), effective as of May 2, 2023, to the Company’s existing stockholders rights plan, as set forth in the Stockholder Rights Agreement, dated as of March 31, 2023, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of May 2, 2023, among the Company, Dianthus Therapeutics, Inc. and Dio Merger Sub, Inc. (the “Merger Agreement”).

The Amendment prevents the approval, execution, delivery or performance of the Merger Agreement, or the consummation prior to the termination of the Merger Agreement of the Merger (as defined in the Amendment) or any of the other transactions contemplated by the Merger Agreement in accordance with its terms, from, among other things, (i) resulting in a Stock Acquisition Date or Distribution Date (each as defined in the Rights Agreement) or permitting any Rights (as defined in the Rights Agreement) to be exercised or exchanged, (ii) constituting a Section 11(a)(ii) Event or a Section 13 Event (each as defined in the Rights Agreement), and (iii) causing any of Dianthus Therapeutics, Inc., Dio Merger Sub, Inc. or their respective affiliates to be deemed an Acquiring Person (as defined in the Rights Agreement) for any purpose under the Rights Agreement (it being understood that future actions by any of the aforementioned persons could still result in such person being an Acquiring Person for purposes of the Rights Agreement). The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Stockholder Rights Agreement, dated as of March 31, 2023, between Magenta Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on March 31, 2023).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 2, 2023, between Magenta Therapeutics, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on May 3, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAGENTA THERAPEUTICS, INC.

Date: May 3, 2023	By:	/s/ Stephen Mahoney
Name: Stephen Mahoney
Title: President, Chief Financial and Operating Officer